SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Oilsands Quest Inc.
(Exact name of registrant as specified in its charter)

Colorado	98-0461154

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
205, 707-7th AVENUE SW, CALGARY, ALBERTA CANADA T2P 3H6
(Address of principal executive offices)
Oilsands Quest Inc. 2006 Stock Option Plan
(full title of the plan)
KARIM HIRJI, CHIEF FINANCIAL OFFICER
OILSANDS QUEST INC.
205, 707-7th AVENUE SW
CALGARY, ALBERTA T2P 3H6
CANADA
(403) 263-1623
(Name, address and telephone number, including area code, of agent for service)
Copy to:
Theresa Mehringer, Esq.
Burns Figa & Will, P.C.
6400 S. Fiddlers Green Circle, Suite 1000
Greenwood Village, Colorado 80111
(303) 796-2626

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to Be	Offering Price Per	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee (2)
Common Stock, $.001 par value per share, under the:
Oilsands Quest Inc. 2006 Stock Option Plan	19,000,000	$4.02	$76,380,000	$2,345
Total	19,000,000	$4.02	$76,380,000	$2,345

(1)	This Registration Statement covers 19,000,000 shares of common stock, $0.001 par value per share, of Oilsands Quest Inc. (the “Common Stock”) issued or issuable pursuant to the Oilsands Quest Inc. 2006 Stock Option Plan (the “Plan”). In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers an indeterminable number of additional shares of Common Stock as may hereafter be offered or issued pursuant to the Plan, as necessary to adjust the number of shares reserved for issuance pursuant to the Plan as the result of any future stock split, stock dividend or similar adjustment of the outstanding common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The calculation of the registration fee is based upon a per share price of $4.02 which was the closing price of Oilsands Quest Inc. common stock on July 30, 2007, as reported for such date on the American Stock Exchange.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents filed with the Securities and Exchange Commission by the registrant, Oilsands Quest Inc., a Colorado corporation (the “Company”), are hereby incorporated by reference in this Registration Statement:
          (a) Our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2007 (filed July 30, 2007).
          (b) Our Registration Statement on Form 10-SB filed October 14, 1999, registering our Common Stock under the Securities Act of 1934, as amended by Form 8-A filed on March 13, 2006.
          (c) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-KSB referred to in (a) above, including our Current Reports on Form 8-K, as amended, reporting events of (filing date in parentheses):

July 24, 2007	(July 26, 2007)
June 28, 2007	(July 5, 2007)
May 4, 2007	(May 7, 2007)
May 3, 2007	(May 4, 2007)
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof, and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective date of filing of such documents.
Item 4. DESCRIPTION OF SECURITIES
     Not applicable.
Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     None.
Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Our Articles of Incorporation, as amended, provide that to the fullest extent permitted by Colorado law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders' right (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     In addition to our Articles of Incorporation, the Company entered into indemnity agreements with our officers and directors. The agreements are contractual supplements to the corporate indemnity provisions of the Company’s Articles of Incorporation. The material terms and conditions of the agreement are: (a) the Company shall indemnify and advance expenses to the indemnitee against claims if the indemnitee acted honestly and in good faith with a view to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable grounds to believe the indemnitee’s conduct was unlawful; (b) a description of how the Company will determine if indemnification is appropriate including the procedure for obtaining indemnification; (c) the procedure to authorize advancing expenses; (d) the indemnitee’s rights under the indemnity agreement will survive any merger or other consolidation; and (e) the indemnitee will be entitled to attorney’s fees and disbursements incurred in any suit against the Company for breach of the agreement, if the indemnitee prevails in whole or in part in such a suit.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
Item 8. EXHIBITS

Exhibit
Number	Description

4.1	Oilsands Quest Inc. 2006 Stock Option Plan(1)

5.1	Opinion of Burns, Figa & Will, P.C. regarding the legality of the common stock being registered

23.1	Consent of Pannell Kerr Forster, Independent Registered Public Accounting Firm

23.2	Consent of Burns, Figa & Will, P.C. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

(1) Incorporated by reference from Form 10-KSB, filed on July 30, 2007.
Item 9. UNDERTAKINGS
A. The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
          provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta on August 2, 2007.

OILSANDS QUEST INC.
By:	/s/ T. Murray Wilson
T. Murray Wilson, Executive Chairman

By:	/s/ Christopher H. Hopkins
Christopher H. Hopkins, President and
Chief Executive Officer

By:	/s/ Karim Hirji
Karim Hirji, Chief Accounting Officer,
Chief Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints T. Murray Wilson and Christopher H. Hopkins as true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and Registration Statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, the Securities and Exchange Commission granting unto said attorney-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ T. Murray Wilson T. Murray Wilson	Executive Chairman and Director	August 2, 2007

/s/ Christopher H. Hopkins Christopher H. Hopkins	President and Chief Executive Officer and Director	August 2, 2007

/s/ Ronald Phillips Ronald Phillips	Director	August 2, 2007

/s/ Thomas Milne Thomas Milne	Director	August 2, 2007

/s/ Gordon Tallman Gordon Tallman	Director	August 2, 2007

/s/ W. Scott Thompson W. Scott Thompson	Director	August 2, 2007

/s/ Pamela Wallin Pamela Wallin	Director	August 2, 2007

Exhibit Index

Exhibit
Number	Description

4.1	Oilsands Quest Inc. 2006 Stock Option Plan(1)

5.1	Opinion of Burns, Figa & Will, P.C. regarding the legality of the common stock being registered

23.1	Consent of Pannell Kerr Forster, Independent Registered Public Accounting Firm

23.2	Consent of Burns, Figa & Will, P.C. (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

(1) Incorporated by reference from Form 10-KSB, filed on July 30, 2007.